Exhibit 99.1

Laura Cockrill Named Chief Financial Officer, RGA

ST. LOUIS, June 22, 2026 – Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global life and health reinsurer, announced today that Laura Cockrill has been named Chief Financial Officer, effective immediately. She succeeds Axel André, who will leave the company on July 17 to pursue a new opportunity. Most recently, Ms. Cockrill served as Chief Strategy Officer and as a member of RGA’s Executive Committee.

“During her more than 25 years with RGA, Laura has excelled in positions of increasing responsibility across the finance organization and the company more broadly,” said Tony Cheng, President and Chief Executive Officer, RGA. “She has played a pivotal role in shaping and advancing our enterprise strategy and long-term growth priorities. Laura is a proven leader who brings an unmatched understanding of our business, and I look forward to continuing to work closely with her to achieve our financial objectives and create long-term value for our shareholders. I would also like to thank Axel for his numerous contributions during his tenure and wish him all the best as he embarks on this exciting new chapter.”

Prior to her current role, Ms. Cockrill served as the organization’s Deputy Chief Financial Officer, and before that, as Chief Financial Officer for the Americas region. During her career with the company, she has held a wide range of finance roles, giving her deep expertise across business, capital, collateral, investments, treasury, and financial planning and analysis. She will remain a member of RGA’s Executive Committee.

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA) is a global industry leader specializing in life and health reinsurance and financial solutions that help clients effectively manage risk and optimize capital. Founded in 1973, RGA is one of the world’s largest and most respected reinsurers and remains guided by a powerful purpose: to make financial protection accessible to all. As a global capabilities and solutions leader, RGA empowers partners through bold innovation, relentless execution, and dedicated client focus, all directed toward creating sustainable long-term value. RGA has approximately $4.3 trillion of life reinsurance in force and total assets of $164.1 billion as of March 31, 2026. To learn more about RGA and its businesses, please visit rgare.com or follow RGA on LinkedIn and Facebook. Investors can learn more at investor.rgare.com.

FOR MORE INFORMATION:

Jeff Hopson

Senior Vice President, Investor Relations

636-736-2068

jhopson@rgare.com

Lynn Phillips

Senior Vice President, Enterprise Marketing & Communications

636-736-2351

lphillips@rgare.com

Crystal Lu

Senior Vice President, Investor Relations

Crystal.Lu@rgare.com

Lizzie Curry

Executive Director, Public Relations

636-736-8521

lizzie.curry@rgare.com